Free Writing Prospectus Filed Pursuant to Rule 433

Registration Statement No. 333-273320

July 23, 2025

FedEx Corporation

Final Term Sheet

€500,000,000 3.500% Notes due 2032
€350,000,000 4.125% Notes due 2037

The information in this final term sheet relates to FedEx Corporation’s offering of notes in the series listed above and should be read together with the preliminary prospectus supplement dated July 22, 2025 relating to such offering (the “Preliminary Prospectus Supplement”) and the accompanying base prospectus dated July 19, 2023 (the “Base Prospectus”), including the documents incorporated by reference therein, each filed pursuant to Rule 424(b) under the Securities Act of 1933, as amended.

3.500% Notes due 2032 (the “2032 Notes”)

Issuer:	FedEx Corporation
Guarantors*:	Federal Express Corporation FedEx Freight, Inc. FedEx Office and Print Services, Inc. Federal Express Europe, Inc. Federal Express Holdings S.A., LLC Federal Express International, Inc.
Title of Securities:	€500,000,000 3.500% Notes due 2032
Principal Amount:	€500,000,000
Expected Ratings (Moody’s / S&P)**:	Baa2 / BBB
Trade Date:	July 23, 2025
Settlement Date (T+5)***:	July 30, 2025
Maturity Date:	July 30, 2032
Interest Payment Dates:	Annually on each July 30, commencing July 30, 2026
Day Count Convention:	ACTUAL/ACTUAL (ICMA)
Optional Redemption Provisions:
Make-whole Call:	Prior to April 30, 2032, make-whole call at DBR + 20 basis points
Par Call:	On or after April 30, 2032

Change of Control Repurchase Event:	If a change of control repurchase event occurs with respect to the 2032 Notes, except to the extent we have exercised our right to redeem the 2032 Notes and subject to certain conditions, we will be required to repurchase all or any part of the 2032 Notes at a repurchase price in cash equal to 101% of the principal amount of such 2032 Notes plus any accrued and unpaid interest to, but not including, the repurchase date.
Redemption for Tax Reasons:	If certain events occur involving changes in United States taxation, we may redeem the 2032 Notes in whole, but not in part, at 100% of principal amount of the 2032 Notes plus accrued and unpaid interest to, but not including, the date fixed for redemption.
Redemption for Reason of Minimal Outstanding Amount:	If we have purchased 2032 Notes equal to or greater than 80% of the aggregate principal amount of 2032 Notes initially issued, we may redeem, in whole, but not in part, the remaining 2032 Notes at 100% of principal amount of the 2032 Notes plus accrued and unpaid interest to, but not including, the date fixed for redemption.
Benchmark Security:	DBR 0.000% due February 15, 2032
Benchmark Security Price / Yield:	86.250 / 2.280%
Spread to Benchmark Security:	+126.0 basis points
Mid-Swap Yield:	2.410%
Spread to Mid-Swap Yield:	+113 basis points
Reoffer Yield:	3.540%
Coupon:	3.500% per annum
Price to Public:	99.756% of principal amount
Minimum Denomination:	€100,000 and integral multiples of €1,000 in excess thereof
CUSIP:	31428X EB8
ISIN:	XS3136900670
Listing:	FedEx Corporation intends to apply to list the 2032 Notes on the New York Stock Exchange (the “NYSE”).
Form:	Clearstream/Euroclear, Book-Entry
Law:	State of New York

Joint Book-Running Managers:

BNP PARIBAS

Goldman Sachs & Co. LLC

J.P. Morgan Securities plc

Citigroup Global Markets Limited

Merrill Lynch International

Morgan Stanley & Co. International plc

Wells Fargo Securities International Limited

Co-Managers:

Scotiabank (Ireland) Designated Activity Company

Truist Securities, Inc.

PNC Capital Markets LLC

SMBC Bank International plc

Mizuho International plc

Deutsche Bank AG, London Branch

FHN Financial Securities Corp.

HSBC Bank plc

ING Bank N.V. Belgian Branch

Regions Securities LLC

The Toronto-Dominion Bank

Use of Proceeds:	We intend to use the net proceeds from this offering for the repayment in full of the €500 million aggregate principal amount outstanding of our 0.450% Notes due 2025 (the “2025 Notes”) at maturity. Any remaining proceeds will be used for general corporate purposes, which may include the repayment of other indebtedness. Pending such use, we may invest the net proceeds in short-term investments, including cash, cash equivalents and/or marketable securities.

4.125% Notes due 2037 (the “2037 Notes”)

Issuer:	FedEx Corporation
Guarantors*:	Federal Express Corporation FedEx Freight, Inc. FedEx Office and Print Services, Inc. Federal Express Europe, Inc. Federal Express Holdings S.A., LLC Federal Express International, Inc.
Title of Securities:	€350,000,000 4.125% Notes due 2037
Principal Amount:	€350,000,000
Expected Ratings (Moody’s / S&P)**:	Baa2 / BBB

Trade Date:	July 23, 2025
Settlement Date (T+5)***:	July 30, 2025
Maturity Date:	July 30, 2037
Interest Payment Dates:	Annually on each July 30, commencing July 30, 2026
Day Count Convention:	ACTUAL/ACTUAL (ICMA)
Optional Redemption Provisions:
Make-whole Call:	Prior to April 30, 2037, make-whole call at DBR + 25 basis points
Par Call:	On or after April 30, 2037
Change of Control Repurchase Event:	If a change of control repurchase event occurs with respect to the 2037 Notes, except to the extent we have exercised our right to redeem the 2037 Notes and subject to certain conditions, we will be required to repurchase all or any part of the 2037 Notes at a repurchase price in cash equal to 101% of the principal amount of such 2037 Notes plus any accrued and unpaid interest to, but not including, the repurchase date.
Redemption for Tax Reasons:	If certain events occur involving changes in United States taxation, we may redeem the 2037 Notes in whole, but not in part, at 100% of principal amount of the 2037 Notes plus accrued and unpaid interest to, but not including, the date fixed for redemption.
Redemption for Reason of Minimal Outstanding Amount:	If we have purchased 2037 Notes equal to or greater than 80% of the aggregate principal amount of 2037 Notes initially issued, we may redeem, in whole, but not in part, the remaining 2037 Notes at 100% of principal amount of the 2037 Notes plus accrued and unpaid interest to, but not including, the date fixed for redemption.
Benchmark Security:	DBR 4.000% due January 4, 2037
Benchmark Security Price / Yield:	112.500 / 2.714%
Spread to Benchmark Security:	+142.0 basis points
Mid-Swap Yield:	2.704%
Spread to Mid-Swap Yield:	+143 basis points
Reoffer Yield:	4.134%

Coupon:	4.125% per annum
Price to Public:	99.916% of Principal Amount
Minimum Denomination:	€100,000 and integral multiples of €1,000 in excess thereof
CUSIP:	31428X EC6
ISIN:	XS3136901132
Listing:	FedEx Corporation intends to apply to list the 2037 Notes on the NYSE.
Form:	Clearstream/Euroclear, Book-Entry
Law:	State of New York
Joint Book-Running Managers:

BNP PARIBAS

Goldman Sachs & Co. LLC

J.P. Morgan Securities plc

Citigroup Global Markets Limited

Merrill Lynch International

Morgan Stanley & Co. International plc

Wells Fargo Securities International Limited

Co-Managers:

Scotiabank (Ireland) Designated Activity Company

Truist Securities, Inc.

PNC Capital Markets LLC

SMBC Bank International plc

Mizuho International plc

Deutsche Bank AG, London Branch

FHN Financial Securities Corp.

HSBC Bank plc

ING Bank N.V. Belgian Branch

Regions Securities LLC

The Toronto-Dominion Bank

Use of Proceeds:	We intend to use the net proceeds from this offering for the repayment in full of the €500 million aggregate principal amount outstanding of our 2025 Notes at maturity. Any remaining proceeds will be used for general corporate purposes, which may include the repayment of other indebtedness. Pending such use, we may invest the net proceeds in short-term investments, including cash, cash equivalents and/or marketable securities.

Notes:

*	The guarantee by FedEx Freight will be released at the time it ceases to be a subsidiary of FedEx Corporation in connection with the Separation (as defined in the Preliminary Prospectus Supplement).

**	A securities rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time.

***	We expect that delivery of the 2032 Notes and the 2037 Notes (collectively, the “Notes”) will be made to investors on or about July 30, 2025, which will be the fifth business day following the date hereof (such settlement being referred to as “T+5”). Under Rule 15c6-1 of the U.S. Securities Exchange Act of 1934, trades in the secondary market generally are required to settle in one business day, unless the parties to a trade expressly agree otherwise. Accordingly, purchasers who wish to trade Notes prior to the business day before the delivery of the Notes hereunder will be required, by virtue of the fact that the Notes will initially settle in T+5, to specify alternative settlement arrangements to prevent a failed settlement. Purchasers of the Notes who wish to trade the notes prior to the business day immediately preceding the date of delivery should consult their own advisors.

Relevant stabilization regulations including FCA/ICMA apply. UK MiFIR and MiFID II professionals/ECPs-only / No UK or EEA PRIIPs KID – Manufacturer target market (UK MiFIR product governance) is eligible counterparties and professional clients only (all distribution channels). No EEA or UK PRIIPs key information document (KID) has been prepared as not available to retail in the EEA or the UK.

This final term sheet supplements, and should be read in conjunction with the Preliminary Prospectus Supplement dated July 22, 2025 and the accompanying Base Prospectus and the documents incorporated by reference therein.

The issuer has filed a registration statement (including a prospectus) with the Securities and Exchange Commission (the “SEC”) for the offering to which this communication relates. Before you invest, you should read the aforementioned Preliminary Prospectus Supplement and Base Prospectus and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in this offering will arrange to send you these documents if you request it by contacting (i) BNP PARIBAS at +1 (800) 854-5674; (ii) Goldman Sachs & Co. LLC at 1-866-471-2526; or (ii) J.P. Morgan Securities plc toll-free at+44-207-134-2468 (non-U.S. investors) or J.P. Morgan Securities LLC (collect) at (212) 834-4533 (U.S. investors).

Any disclaimer or other notice that may appear below is not applicable to this communication and should be disregarded. Such disclaimer or notice was automatically generated as a result of this communication being sent by Bloomberg or another email system.